Exhibit 10.7(b)

CABOT OIL & GAS CORPORATION

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009)

Second Amendment

WHEREAS, effective as of June 1, 1998, Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), established the Cabot Oil & Gas Corporation Deferred Compensation Plan, which subsequently amended and restated effective as of January 1, 2009 (the “Plan”); and

WHEREAS, effective as of October 26, 2010, the Company terminated its letter agreements with certain executives providing for the contribution of certain supplemental pension amounts to the Plan upon the termination of the applicable executive’s employment (the “SERP Agreements”); and

WHEREAS, in connection with the termination of the SERP Agreements, the Company has directed the Committee to amend the Plan to provide for the termination and liquidation of the Company DB SERP Accounts currently maintained under the Plan.

NOW, THEREFORE, having reserved the right to amend the Plan under Section 8.4 thereof, the Committee hereby amends the Plan, effective as of October 26, 2010, as follows:

1. Section 4.2(c) of the Plan is hereby amended to read as follows:

“4.2(c) Effective as of the earlier of (i) the date of a Participant’s termination of employment with the Company or (ii) the Liquidation Date designated by the Committee in accordance with Section 6.1(e), the Committee shall credit to the Participant’s Company Contribution Account an amount equal to the actuarial present value of the Company DB SERP Contribution Amount to which such Participant would have been entitled under the terms of the supplemental employee retirement plan agreement in effect between the Company and the Participant as of September 29, 2010, if the Participant had terminated employment on September 30, 2010 (the ‘SERP Termination Date’), and shall allocate such credited amount among the Investment Subaccounts in accordance with the designation made by such Participant pursuant to Section 3.3(a); provided that, for purposes of this Section 4.2(c), ‘actuarial present value’ shall be determined in accordance with the then-applicable interest rate and mortality table (x) in effect under the Pension Plan or (y) if the Pension Plan is no longer in existence, last in effect under the Pension Plan; and”

2. Section 6.1 of the Plan is hereby amended by adding the following new section (e):

“6.1(e) Termination and Distribution of the Company DB SERP Account.

(i) No Company DB SERP Contributions attributable to services rendered by or compensation payable to a Participant after the SERP Termination Date shall be credited to a Participant’s Company DB SERP Contribution Account.

(ii) In accordance with the provisions set forth in Section 1.409A-3(j)(4)(ix)(C) of the Treasury Regulations with respect to the termination and liquidation of a deferred compensation plan, the Committee, in its sole discretion, shall designate a date (the ‘Liquidation Date’) between twelve and twenty-four months following the SERP Termination Date for the distribution of all Participants’ Company DB SERP Contribution Account.

(iii) A Participant shall receive a single lump-sum payment on the Liquidation Date in an amount equal to the balance, if any, of his or her Company DB SERP Contribution Account, determined as of the Liquidation Date.

(iv) Notwithstanding the foregoing, the terms of a Participant’s Deferral Election shall remain in effect with respect to (i) any amounts that would otherwise be distributed prior to the Liquidation Date, and (ii) any Company DB SERP Contribution Accounts that are eligible for grandfathered status in accordance with Section 409A.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of October 26, 2010.

CABOT OIL & GAS CORPORATION

By: /s/ Abraham D. Garza
Name: Abraham D. Garza
Title: Vice President, Human Resources

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